Exhibit 10.1

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT

PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN

FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

STOCK PURCHASE AGREEMENT

dated as of July 29, 2010

by and between

PFIZER INC.

and

CONATUS PHARMACEUTICALS INC.

TABLE OF CONTENTS

1.	DEFINITIONS		1

2.	PURCHASE AND SALE OF SHARES		8
	2.1.	Purchase and Sale of Shares	8
	2.2.	Purchase Price	8
	2.3.	The Closing	8
	2.4.	Closing Deliveries	8
	2.5.	Milestone Payments	9
	2.6.	Withholding Taxes	10

3.	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		10
	3.1.	Organization, Qualification; Subsidiaries	10
	3.2.	Capital Structure	10
	3.3.	Noncontravention	11
	3.4.	Title to, and Sufficiency of, Assets	11
	3.5.	Litigation; Compliance with Law	12
	3.6.	Intellectual Property	12
	3.7.	Regulatory Compliance	13
	3.8.	Material Contracts	14
	3.9.	Employees and Consultants; Employee Agreements and Plans	15
	3.10.	Real Property	15
	3.11.	Taxes	15
	3.12.	Asset and Liability Statement	17
	3.13.	No Brokers	17
	3.14.	No Other Representations or Warranties	17

4.	REPRESENTATIONS AND WARRANTIES OF THE SELLER		17
	4.1.	Organization	17
	4.2.	Power and Authorization	18
	4.3.	Authorization of Governmental Authorities	18
	4.4.	Noncontravention	18

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	4.5.	Shares	19
	4.6.	No Brokers	19
	4.7.	Adverse Events	19

5.	REPRESENTATIONS AND WARRANTIES OF THE BUYER		19
	5.1.	Organization	19
	5.2.	Power and Authorization	19
	5.3.	Authorization of Governmental Authorities	20
	5.4.	Noncontravention	20
	5.5.	Investment Experience; Investigation; Reliance	20
	5.6.	No Brokers	21
	5.7.	No Other Representations or Warranties	21

6.	COVENANTS		21
	6.1.	Closing	21
	6.2.	Conduct of Business.	21
	6.3.	Notice of Developments	23
	6.4.	Technology Transfer	24
	6.5.	Negotiation of Licenses	24
	6.6.	Expenses	24
	6.7.	Exclusivity	25
	6.8.	Notices and Consents	25
	6.9.	Confidentiality	25
	6.10.	Publicity	27
	6.11.	Regulatory Cooperation	27
	6.12.	Financial Statement Cooperation	27
	6.13.	Further Assurances	28
	6.14.	Post Closing Payments	28

7.	CONDITIONS TO THE BUYER’S OBLIGATIONS AT THE CLOSING		28
	7.1.	Representations and Warranties	28
	7.2.	Performance	28
	7.3.	Stock Certificates	28

-ii-

	7.4.	Compliance Certificate	28
	7.5.	Qualifications	29
	7.6.	Absence of Litigation	29
	7.7.	Consents, etc	29
	7.8.	Ancillary Agreements	29
	7.9.	FIRPTA Affidavit	29

8.	CONDITIONS TO THE SELLER’S OBLIGATIONS AT THE CLOSING		29
	8.1.	Representations and Warranties	29
	8.2.	Performance	29
	8.3.	Compliance Certificate	29
	8.4.	Qualifications	30
	8.5.	Absence of Litigation	30
	8.6.	Consents, etc	30
	8.7.	Ancillary Agreements	30
	8.8.	Financial Statements	30

9.	TERMINATION		30
	9.1.	Termination of Agreement	30
	9.2.	Effect of Termination	31

10.	INDEMNIFICATION		31
	10.1.	Indemnification by the Seller	31
	10.2.	Indemnity by the Buyer	33
	10.3.	Time for Claims	34
	10.4.	Third Party Claims	34
	10.5.	Other Limitations	36
	10.6.	Remedies Cumulative	37
	10.7.	Knowledge and Investigation	37
	10.8.	No Right of Set-Off	37
	10.9.	Exclusive Remedy	37
	10.10.	Purchase Price Adjustments	37

11.	TAX MATTERS		37

-iii-

	11.1.	Tax Indemnification	37
	11.2.	Straddle Period; Related Items	38
	11.3.	Tax Sharing Agreements	39
	11.4.	Certain Taxes and Fees	39
	11.5.	Cooperation; Tax Contests	39
	11.6.	Tax Returns	40
	11.7.	Tax Records	42
	11.8.	Amendments	42
	11.9.	Certain Tax Attributes	42
	11.10.	Prohibition of Certain Tax Elections	42
	11.11.	Buyer Tax Act	42

12.	MISCELLANEOUS		43
	12.1.	Notices	43
	12.2.	Succession and Assignment; No Third-Party Beneficiary	44
	12.3.	Amendments and Waivers	44
	12.4.	Entire Agreement	44
	12.5.	Counterparts	44
	12.6.	Severability	44
	12.7.	Headings	45
	12.8.	Interpretation	45
	12.9.	Construction	45
	12.10.	Governing Law	45
	12.11.	Dispute Resolution	45
	12.12.	Jurisdiction; Venue; Service of Process	45
	12.13.	Waiver of Jury Trial	46

-iv-

EXHIBITS

Exhibit 1.A	Inventory Transfer Agreement
Exhibit 2.2	Promissory Note
Exhibit 6.4	Technology Transfer
Exhibit 7.4	Seller Compliance Certificate
Exhibit 8.3	Buyer Compliance Certificate

-v-

SCHEDULES

Schedule 3	Disclosure Schedule
Schedule 6.2	Conduct of Business
Schedule 7.7	Seller Consents
Schedule 8.6	Buyer Consents

-vi-

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”), dated July 29, 2010 (the “Execution Date”), is among Conatus Pharmaceuticals Inc., a Delaware corporation (the “Buyer”) and Pfizer Inc., a Delaware corporation (the “Seller”). Buyer and Seller are each referred to in this Agreement as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, the Seller is the record and beneficial owner of all of the outstanding shares of capital stock (the “Shares”) of Idun Pharmaceuticals, Inc., a Delaware corporation and wholly owned subsidiary of the Seller (the “Company”); and

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the Shares upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. As used herein, the following terms will have the following meanings:

“Abbott Product” means that pharmaceutical product candidate identified by the Company and its licensee, Abbott Laboratories, as ABT-263.

“Adverse Event” means any untoward medical occurrence in a patient or subject who is administered a Product, whether or not such medical occurrence is considered related to such Product, during or in connection with a clinical trial conducted by Seller or its Affiliates after the Company Acquisition Date.

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice, whistle-blowing action or proceeding to, from, by or before any Governmental Authority or Regulatory Authority.

“Affiliate” means any entity directly or indirectly controlled by, controlling, able to control, or under common control with, a specified Person, but only for so long as such control continues. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least 50% of the voting securities (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of such Person. For the avoidance of doubt, neither of the Parties will be deemed to be an “Affiliate” of the other solely as a result of their entering into this Agreement.

“Agreement” is defined in the introduction to this Stock Purchase Agreement.

“Ancillary Agreements” means the Inventory Transfer Agreement, the Promissory Note, and the certificates delivered pursuant to Sections 7.4 and 8.3.

“Asset and Liability Statement” is defined in Section 3.12.

“Business Day” means any weekday other than a weekday on which banks in New York City are authorized or required to be closed.

“Buyer” is defined in the introduction to this Agreement.

“Buyer Indemnified Person” is defined in Section 10.1.1.

“Buyer Tax Act” means (a) any action taken by Buyer or any of its Affiliates (including the Company) during the portion of the Closing Date after the Closing, other than an action taken in the Ordinary Course of Business, that results in any gain or income to the Company, or (b) any action, inaction or delay (other than an action, inaction or delay that is in the Ordinary Course of Business) by Buyer or any of its Affiliates (including the Company) during the portion of a Straddle Period beginning after the Closing that results in any item of gain or income to the Company that is allocated to a Pre-Closing Tax Period by reason of Section 11.2.

“Closing Date” means the date on which the Closing actually occurs.

“Closing” is defined in Section 2.3.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Acquisition Date” means April 12, 2005, which is the date on which the Company was acquired by the Seller.

“Company Patents” is defined in Section 3.6.1.

“Company” is defined in the introduction to this Agreement.

“Confidential Information” is defined in Section 6.9.1.

“Confidentiality Agreement” is defined in Section 6.9.2.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the sale and purchase of the Shares and (b) the execution, delivery and performance of the Ancillary Agreements.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt) to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contractual Obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements and (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) of this definition of any other Person.

“Diagnostic Product” means any Product under development for, or approved for, use as a diagnostic by a Governmental Authority to diagnose a disease.

“Disclosing Party” is defined in Section 6.9.1.

“Disclosure Schedule” is defined in Section 3.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Execution Date” is defined in the introduction to this Agreement.

“FDA” means the U.S. Food and Drug Administration of the United States Department of Health and Human Services or any successor agency thereof.

“FDCA” is defined in Section 3.7.1.

“Final Termination Date” is defined in Section 9.1.2.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission, in each case, entitled to exercise any administrative, executive, judicial, legislative, criminal, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any Liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

“Indemnified Party” means, with respect to any Indemnity Claim, the Party asserting such claim under Section 10.1 or 10.2, as the case may be.

“Indemnifying Party” means, with respect to any Indemnity Claim, the Buyer or the Seller under Section 10.1 or 10.2, as the case may be, against whom such claim is asserted.

“Indemnity Claim” means a claim for indemnity under Section 10.1 or 10.2, as the case may be.

“Inventory Transfer Agreement” means the inventory transfer agreement to be entered into by the Seller and Buyer on the Closing Date, in the form set forth on Exhibit 1.A

“Knowledge” is defined in the definition of Seller’s Knowledge.

“Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, act, regulation, resolution or promulgation, or any Government Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means any liability, judgment, assessment, penalty, indebtedness, obligation, expense, claim, loss, damage, deficiency, Guarantee or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Licensed Patents” is defined in Section 3.6.1.

“License Negotiation Period” is defined in Section 6.5.1

“Losses” is defined in Section 10.1.1.

“Manufacturing Product” means any Product used solely for the manufacture of another product.

“Marketing Approval” means, with respect to a Product in any regulatory jurisdiction and for any indication, the approval of all Regulatory Authorities required to authorize the marketing of such Product in such jurisdiction for such indication.

“Material Adverse Effect” means, with respect to any Person, any development in, change in, or effect on, the assets, liabilities, or condition (financial or otherwise) of such Person which, when considered either individually or in the aggregate, together with all other adverse developments, changes or effects with respect to which such phrase is used in this Agreement, is, or is reasonably likely to be, materially adverse to the assets, liabilities, or condition (financial or otherwise) of such Person, taken as a whole.

“Material Contracts” is defined in Section 3.8.

“Milestone Events” is defined in Section 2.5.1.

“Milestone Payments” is defined in Section 2.5.1.

“Milestone Product” means any pharmaceutical product or drug product candidate that has been discovered prior to the Closing Date and that is subject to the jurisdiction of the FDA, the FDCA and the regulations promulgated thereunder or any other Governmental Authority, the rights to which are owned, developed or tested by, licensed to, or is otherwise the property of, the Company as of the Closing Date, including the compound identified by the Company or its licensees as IDN-6556 (Emricasan), and any other pharmaceutical product developed or brought to market by the Company, the Buyer or any Permitted Product Transferee that has been discovered prior to the Closing Date and is encompassed within the scope of the Patents set forth on Schedule 3.6, but excluding the Abbott Product and any Diagnostic Product or Manufacturing Product.

“NDA” means a New Drug Application filed in the United States with the FDA in accordance with the FDCA with respect to a pharmaceutical product or any analogous application or filing with any Regulatory Authority outside of the United States (including any supra-national agency such as the European Union) for the purpose of obtaining Regulatory Approval to market and sell a pharmaceutical product in such jurisdiction.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the recent past customs and practices of such Person (including such past practice with respect to (a) quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital, and (b) interactions with Regulatory Authorities) which is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws of such Person, in each case, as amended or supplemented.

“Owned Patents” is defined in Section 3.6.1.

“Party” and “Parties” is defined in the introduction to this Agreement.

“Patents” means all patents and applications in any country or region (including PCT filings and provisional applications), together with any and all patents that have issued or in the future issue therefrom, including any and all divisional, continuations, continuations-in-part, re-examination certificates, substitutions, registrations, confirmations, extensions, supplementary protection certificates, confirmation patents, patents of additions, certificates of invention, utility model and design patents, renewals, reissues of or relating to any of the aforesaid patents and/or patent applications, as applicable.

“Permits” is defined in Section 3.7.5.

“Permitted Encumbrance” means (a) statutory liens for Taxes, special assessments or other governmental charges, in each case, not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business which liens have not had and are not reasonably likely to have a Material Adverse Effect on the Person subject to such liens, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any real property which are not violated in any material respect by the current use and operation of the real property, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the real property in any material respect and (f) restrictions on the transfer of securities arising under federal and state securities Legal Requirements.

“Permitted Product Transferee” is defined in Section 2.5.3.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“PHSA” is defined in Section 3.7.1.

“Post-Closing Tax Period” means any tax period other than the Pre-Closing Tax Period.

“Pre-Closing Tax Period” means (i) all Taxable periods ending on or before the Closing Date, and (ii) the portion of the Taxable period ending on the Closing Date for any Taxable period that includes, but does not end, on the Closing Date.

“Product” means any pharmaceutical product or product candidate that is subject to the jurisdiction of the FDA, the FDCA and the regulations promulgated thereunder or any other Governmental Authority, the rights to which are owned, developed or tested by, licensed to, or is otherwise the property of, the Company as of the Closing Date and that is encompassed within the scope of the Patents set forth on Schedule 3.6, including the compound identified by the Company or its licensees as IDN-6556 (Emricasan), but excluding the Abbott Product.

“Product Transfer” is defined in Section 2.5.3.

“Promissory Note” is defined in Section 2.2.

“Purchase Price” is defined in Section 2.2.

“Receiving Party” is defined in Section 6.9.1.

“Regulatory Authorities” means the FDA and comparable regulatory or Governmental Authorities in the world.

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Person” is defined in Section 10.2.1.

“Seller’s Knowledge” or “Knowledge” means the actual knowledge of Gary Burgess, Roger Kerry, Jim Mayne, Andrew Muratore and Lisa Samuels.

“Seller” is defined in the introduction to this Agreement.

“Shares” is defined in the introduction to this Agreement.

“Straddle Period” is defined in Section 11.2.

“Tax Matter” is defined in Section 11.5.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto and (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Termination Date” is defined in Section 9.

“Third Party Claim” is defined in Section 10.4.1.

“Third Party Confidential Information” is defined in Section 6.9.3.

“Threshold Amount” is defined in Section 10.1.2.

“Transfer Taxes” is defined in Section 11.4.

“Treasury Regulations” means the regulations promulgated under the Code.

“Upfront Payment” is defined in Section 2.2.

2. Purchase and Sale of Shares.

2.1. Purchase and Sale of Shares. At the Closing, subject to the terms and conditions of this Agreement, the Seller will sell, transfer and deliver to the Buyer, and the Buyer will purchase from the Seller, all of the Seller’s right, title and interest in and to all of the Shares.

2.2. Purchase Price. The aggregate consideration for the Shares will be two hundred and fifty thousand dollars ($250,000) (the “Upfront Payment”) together with a promissory note in favor of the Seller in the form attached hereto as Exhibit 2.2 in the principal amount of one million dollars ($1,000,000) (the “Promissory Note”) (collectively, the “Purchase Price”).

2.3. The Closing. The purchase and sale of the Shares (the “Closing”) will take place at the offices of Ropes & Gray LLP at One International Place, Boston, Massachusetts 02110 on July 29, 2010. If on or prior to such date the conditions set forth in Sections 7 and 8 have not been satisfied or waived by the Buyer or the Seller, respectively, subject to any rights of termination as set forth in Section 9, the Closing will take place on such other date, not later than the fifth Business Day following the satisfaction of such conditions, as the Buyer and the Seller may agree in writing. Except as otherwise provided in Section 9, the failure to consummate the purchase and sale of the Shares provided for in this Agreement on the date and time and at the place specified herein will not relieve any Party of any obligation under this Agreement.

2.4. Closing Deliveries. The Parties will take the actions set forth in this Section 2.4 at the Closing, in each case, subject to satisfaction or waiver of the conditions set forth in Sections 7 and 8.

2.4.1 The Buyer will deliver to the Seller the Upfront Payment (by wire transfer of immediately available federal funds to the account furnished by the Seller) against delivery to the Buyer of certificates evidencing the Shares duly endorsed (or accompanied by duly executed stock transfer powers). The Seller will furnish its account information to the Buyer in writing not fewer than two Business Days prior to the scheduled Closing Date.

2.4.2 The Parties will execute and deliver the Ancillary Agreements.

2.5. Milestone Payments.

2.5.1 In accordance with the terms and conditions of this Agreement, the Buyer will pay to the Seller, within 15 days after achievement of each of the following events listed under the heading “Milestone” in the table in this Section 2.5 (collectively, the “Milestone Events”), the following milestone payments (the “Milestone Payments”), subject to Section 2.5.2:

Milestone	Amount
[***]	$	[	***]
[***]	$	[	***]
[***]	$	[	***]
[***]	$	[	***]
[***]	$	[	***]
[***]	$	[	***]

2.5.2 Each Milestone Payment is only payable the first time such Milestone Event is achieved. For the avoidance of doubt, the maximum aggregate amount of Milestone Payments payable under this Agreement is $18,000,000.

2.5.3 Subject to Section 12.2, if, after the Closing Date, the Buyer or any of its permitted successors or assigns, sells, licenses, or otherwise transfers, or causes the Company to sell, license, or otherwise transfer, any of its or the Company’s rights, title and interest in and to any assets, intellectual property, or other properties used in or necessary to the development, commercialization, sale or marketing of any Milestone Product (a “Product Transfer”), such Product Transfer will be made only to a Person that agrees to unconditionally assume all of the Buyer’s obligations under this Agreement pertaining to the Product under development, commercialization, sale or marketing by such Person, including Sections 2.5, 6.9, 6.10, 6.13, 10.2.1(d), 10.8, 12, and the definitions in Section 1 applicable to any of the foregoing (a “Permitted Product Transferee”). Any such Product Transfer to a Permitted Product Transferee will not release the Buyer from its obligations under this Section 2.5.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.5.4 Any past due amount of any Milestone Payment payable by Buyer will bear interest compounded monthly at a per annum rate of ten percent (calculated at a rate per annum based upon the actual number of days elapsed over a year of 360 days) from and after the date such Milestone Payment was due until such amount is paid in full.

2.6. Withholding Taxes. Upon no less than five (5) Business Days written notice to the Seller prior to the making of any payment, including the Purchase Price, under this Agreement, Buyer will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Buyer is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment. Such written notice will describe in reasonable detail the amount and reason(s) for such withholding. To the extent that any amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Seller.

3. Representations and Warranties Regarding the Company. Except as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, that any information set forth in one section of the disclosure schedule will be deemed to apply to each other section or subsection of the disclosure schedule and of this Section 3 to which its relevance is readily apparent on its face) delivered by the Seller to the Buyer on or prior to the Execution Date and attached hereto as Schedule 3 (the “Disclosure Schedule”), the Seller represents and warrants to the Buyer as of the date of this Agreement, as follows:

3.1. Organization, Qualification; Subsidiaries. The Company is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full corporate power and authority to conduct its business as now being conducted, to own and use the properties, assets and products (including the Products) that it purports to own or use and to perform all of its obligations under this Agreement and the Ancillary Agreements; and (b) is duly qualified to do business as a foreign corporation and in good standing in each jurisdiction where such qualification is required to own or use its property and products (including the Products) or otherwise conduct its business, except where the failure to so qualify has not had, and is not reasonably likely to have, a Material Adverse Effect on the Company. The Company’s Organizational Documents are in full force and effect, and the Company has made available to the Buyer complete and correct copies of the Company’s Organizational Documents as in effect on the Execution Date and minute books since the Company Acquisition Date. The Company is not in violation of any of the provisions of its Organizational Documents. As of the Closing Date, the Company will have no direct or indirect subsidiaries.

3.2. Capital Structure. The entire authorized capital stock of the Company consists of 1,000 Shares of common stock, par value $0.01 per share, of which 1,000 Shares are issued and outstanding and no Shares are held in treasury. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid, and nonassessable, and are owned beneficially and held of record by the Seller, free and clear of any Encumbrance. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contractual Obligations or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company. Since the Company Acquisition Date, the Company has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities.

3.3. Noncontravention. The consummation of the Contemplated Transactions will not directly or indirectly (with or without notice or lapse of time) (a) contravene, conflict with or violate or give any Governmental Authority or other Person the legal right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any provision of any Legal Requirement or Government Order applicable to the Company or any of the assets or products (including the Products) owned or used by the Company, (b) contravene, conflict with or result in a breach or violation of, or default under or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract, (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Material Contract, (d) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any asset of the Company, (e) contravene, conflict with, or result in a breach or violation of, or default under, the Company’s Organizational Documents or any resolution adopted by the board of directors, committee of the board of directors or stockholders of the Company, except, in the cases of clauses (a) through (d) above, as would not, either individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. The Seller is not and the Company is not, and will not be required to give any notice to, or obtain any consent from any Governmental Authority or other Person in connection with the consummation or performance of any of the Contemplated Transactions or any Contractual Obligations.

3.4. Title to, and Sufficiency of, Assets. The Company has good title to, or a valid leasehold interest in, all properties and assets owned or leased by the Company, in each case free of all Encumbrances except (a) Permitted Encumbrances, and (b) assets or properties disposed of in the Ordinary Course of Business not in violation of Section 6.2 between the Execution Date and the Closing Date. Except for the properties, assets or rights that will be assigned or transferred by the Seller to the Company on or prior to the Closing in accordance with Section 6.2.1, the properties, assets and rights owned or leased by the Company include all properties, assets and rights currently used in the development of the Products. In the event the prior sentence of this Section 3.4 is breached because the Seller has in good faith failed to identify and transfer properties, assets or rights, such breach will be deemed cured if the Seller promptly transfers such properties, assets or rights at no additional cost to the Company or the Buyer, as applicable.

3.5. Litigation; Compliance with Law.

3.5.1 There is no material suit, action, claim or proceeding pending or, to the Seller’s Knowledge, threatened against the Company, nor is there any judgment, decree, injunction, ruling or order of any Governmental Authority or arbitrator outstanding against, or, to the Seller’s Knowledge, investigation by any Governmental Authority or Regulatory Authority involving, the Company or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, consummation of or performance under any of the Contemplated Transactions.

3.5.2 The Company has, to the Seller’s Knowledge, not received at any time since the Company Acquisition Date any notice or other written communication from any Governmental Authority, Regulatory Authority or any other Person regarding any actual or alleged violation of, or failure to comply with, any term or requirement of any Government Order to which the Company, or any of the assets or products (including the Products) owned or used by the Company, is or has been subject.

3.5.3 To the Seller’s Knowledge, the Company is, and since the Company Acquisition Date, has been, in compliance with all applicable Legal Requirements, except where the failure to do so would not, either individually or in the aggregate, have a Material Adverse Effect on the Company.

3.6. Intellectual Property.

3.6.1 Company Patents; Title. Section 3.6.1 of the Disclosure Schedule lists all of the Patents owned by the Company or in which the Company has any ownership rights and/or has licensed as of the Execution Date, setting forth in each case the jurisdictions in which the Patents have been issued, and patent applications have been filed and identifying which Patents are owned by the Company (“Owned Patents”) and which are licensed to the Company (“Licensed Patents”) (collectively, the “Company Patents”). The Company owns all right, title and interest in and to the Owned Patents, free and clear of any Contractual Obligation or Encumbrance. The Company has the right to use the Licensed Patents in accordance with the terms of the applicable license and such license is in full force and effect, and the Company is not in breach or default thereunder, except as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company.

3.6.2 Company Trademarks. The Company does not own any trademarks.

3.6.3 Enforceability. Since the Company Acquisition Date, to the Seller’s Knowledge, neither the Seller nor the Company has entered into any Contractual Obligation with any Person not to assert any charge of infringement of the Company Patents against such Person.

3.6.4 No Infringement; No Challenge. Since the Company Acquisition Date, to the Seller’s Knowledge, neither the Seller nor the Company has received written notice or any written “offer to license” from any Person claiming an ownership interest in the Company Patents, nor has the Seller or the Company received any written notice asserting that the Seller or the Company infringes or misappropriates any intellectual property of any Person or constitutes unfair competition or trade practices under any Contractual Obligation or the applicable Legal Requirements of any jurisdiction. There are no pending or, to the Seller’s Knowledge, threatened claims (including interferences, oppositions and similar proceedings) challenging the validity or enforceability of the Company Patents.

3.6.5 No Infringement by Third Parties. To the Seller’s Knowledge, no Person is infringing or misappropriating the Company Patents. Since the Company Acquisition Date, neither the Seller nor the Company nor any of their respective Affiliates has become aware of, or received from any third party any written notification of, alleged infringement, misappropriation or other violation of any intellectual property of the Company Patents.

3.7. Regulatory Compliance.

3.7.1 All applications for Marketing Approval with respect to any Product are inactive or have been withdrawn by the Company. All compliance and other requirements with respect to prior applications for Marketing Approval for the Products have been satisfied.

3.7.2 All human clinical trials conducted by or on behalf of the Company since the Company Acquisition Date have been conducted in material compliance with the applicable requirements of the Federal Food, Drug and Cosmetic Act (the “FDCA”), the Public Health Service Act (the “PHSA”) and the regulations promulgated thereunder, including the requirements of Good Clinical Practice, Informed Consent or Institutional Review Boards (as those terms are defined by the FDA), all applicable requirements relating to protection of human subjects contained in 21 CFR Parts 50, 54 and 56, and all applicable requirements contained in 21 CFR Part 312.

3.7.3 All Product used in connection with any human clinical trials conducted by or on behalf of the Company since the Company Acquisition Date that are subject to the jurisdiction of the FDA were manufactured, packaged, labeled, stored, tested and distributed in compliance in all material respects with all applicable requirements under the FDCA, the PHSA, the regulations promulgated thereunder, and all comparable state and foreign Legal Requirements.

3.7.4 There are no proceedings pending with respect to a violation by the Company of the FDCA, the PHSA, the regulations promulgated thereunder, or any other legislation or regulation promulgated by any other U.S. Governmental Authority, or any similar state or foreign Legal Requirements.

3.7.5 The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Authority that is required for the operation of the business of the Company or the holding of any interest in its properties (collectively, the “Permits”), and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; and no proceeding is pending or, to the Seller’s Knowledge, threatened to revoke, suspend, cancel, rescind, withdraw, terminate or adversely modify any such Permit.

3.8. Material Contracts. The Company is not a party to or bound by any Contractual Obligation that, as of the date hereof, (1) involves annual expenditures in excess of Fifty Thousand Dollars ($50,000) and is not cancelable within one year, (2) imposes any non-compete or exclusivity provisions with respect to any line of business or geographic area upon the Company, or any of the Company’s current or future Affiliates, or that restricts the conduct of any line of business by the Company or any of the Company’s current or future Affiliates or any geographic area in which the Company or any of the Company’s current Affiliates conduct business, in each case in any material respect, (3) creates any Encumbrance with respect to any asset of the Company, (4) involves or incorporates any Guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement, (5) creates any collaboration or joint venture or any sharing of technology, revenues, profits, losses, costs or liabilities, including contracts involving investments by the Company in, or loans by the Company to, any other person, (6) relates to indebtedness for borrowed money, (7) relates to the acquisition or disposition of material assets of the Company or other person, (8) constitutes either (a) a license of (or covenant not to sue related to) or a grant of any right or interest in intellectual property by the Company to a third person, or (b) a license of (or covenant not to sue related to) or a grant of any right or interest in intellectual property of a third person to the Company, or (9) relates to any agreement, arrangement or understanding between the Company and the Seller or another Affiliate of the Seller, any provision of which will survive the Closing (collectively, the agreements listed in Section 3.8 of the Disclosure Schedule being the “Material Contracts”), provided, however, in no event will any agreement of the type or nature commonly referred to in the biotechnology or pharmaceutical industries as nondisclosure agreement, confidential disclosure agreement, confidentiality agreement, material transfer agreement, consulting agreement, services agreement, clinical research agreement, clinical study agreement or clinical trial site agreement be considered a Material Contract for purposes of this Agreement. True and correct copies of each of the Material Contracts have been made available to the Buyer. To the Seller’s Knowledge, Seller has made available to Buyer all material annual reports, milestone notices and diligence reports received by the Seller or the Company under a Material Contract. Each Material Contract is (i) a legally binding arrangement of the Company and (ii) except for the Material Contracts listed as numbers 26 through 55 in Section 3.8 of the Disclosure Schedule, is in full force and effect, except where the failure to be in full force and effect would not, either individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. The Company is not in material breach or default under any Material Contract, except which default or breach would not, either individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. The Company, or the Seller on behalf of the Company, has paid all amounts which have become due to any licensor or collaborator under any Material Contract which payment has accrued after the Company Acquisition Date and on or prior to the Closing Date. To the Seller’s Knowledge, no other party to a

Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder. To the Seller’s Knowledge, since the Company Acquisition Date, the Company has not received any written notice (a) that it has breached or defaulted under any Material Contract or (b) of the intention of any party to terminate any Material Contract.

3.9. Employees and Consultants; Employee Agreements and Plans. The Company has no employees (including part-time employees and temporary employees), leased employees, independent contractors or consultants. The Company is not a party to or bound by any currently effective employment contract, consulting agreement, advisory board agreement, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee or consultant compensation plan or agreement, and does not have any financial obligations to any Person with respect to any prior employment contract, consulting agreement, advisory board agreement, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee or consultant compensation plan or agreement.

3.10. Real Property. The Company does not own any real property or have any leasehold or other interest in real property (including any occupancy obligations) and is not bound by any lease for real property or occupancy obligation, and does not have any financial obligations to any Person with respect thereto, including the Seller.

3.11. Taxes.

3.11.1 Since the Company Acquisition Date, the Company has duly and timely filed or caused to be timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed by, or with respect to, it. All such Tax Returns are true, complete and accurate in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. Since the Company Acquisition Date, no written claim has ever been received from a Tax authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return. Since the Company Acquisition Date, all material Taxes due and owing by the Company (whether or not shown on any Tax Returns) have been timely paid.

3.11.2 The unpaid Taxes of the Company did not, as of the date of the Company Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto).

3.11.3 Since the Company Acquisition Date, no written deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed by any Tax authority. There are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company. There are no matters under discussion with any Tax authority, or Known to the Company or Seller, with respect to Taxes that are likely to result in any material additional liability for Taxes with respect to the Company. Since the Company Acquisition Date, the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. Since the Company Acquisition Date, no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company, respectively) with respect to any Taxes has been executed or filed with any Tax authority.

3.11.4 There are no Encumbrances for Taxes upon any property or asset of the Company (other than Permitted Encumbrances).

3.11.5 Since the Company Acquisition Date, the Company has not been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

3.11.6 Other than with respect to liability under Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Tax law, the Company has no liability for the Taxes of any other Person (other than Taxes of the Company).

3.11.7 Since the Company Acquisition Date, the Company has withheld and paid all Taxes required to have been withheld and paid, if any, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of the Company or other Person.

3.11.8 The Company is not a party to or bound by any closing agreement, offer in compromise, or other agreement with any Tax authority that could affect Taxes of the Company.

3.11.9 Section 3.11.9 of the Disclosure Schedule sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment.

3.11.10 Since the Company Acquisition Date, the Company (i) has never agreed, nor is required, to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise; (ii) has never made an election, and is not required, to treat any of its assets as owned by another Person pursuant to the provisions of former Code Section 168(f) or as tax-exempt bond financed property or tax-exempt use property within the meaning of Code Section 168; or (iii) has never made any of the foregoing elections, and is not required to apply any of the foregoing rules, under any comparable state or local Tax provision.

3.11.11 Since the Company Acquisition Date, the Company (i) has never been a stockholder of a “controlled foreign corporation” as defined in Code Section 957 (or any similar provision of state, local or foreign law), (ii) has never been a stockholder of a “passive foreign investment company” within the meaning of Code Section 1297; and (iii) has never engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or has otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

3.12. Asset and Liability Statement. No audited financial statements for the Company have been prepared by the Seller or the Company. The Seller has delivered to the Buyer a true, correct and complete listing of all assets and liabilities of the Company dated as of the Execution Date (the “Asset and Liability Statement”). To Seller’s Knowledge, the Asset and Liability Statement lists all assets and liabilities of the Company of a nature and type that would be required to be disclosed on the face of the Company’s balance sheet by GAAP.

3.13. No Brokers. The Company has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions.

3.14. No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 3 AND SECTION 4 AND THE SELLER COMPLIANCE CERTIFICATE, NONE OF THE COMPANY, THE SELLER OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF THE COMPANY OR THE SELLER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 3 AND SECTION 4 AND THE SELLER COMPLIANCE CERTIFICATE, THE SELLER AND THE COMPANY MAKE NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, REGARDING THE ASSETS, PROPERTIES, BUSINESS OR BUSINESS PROSPECTS OF THE COMPANY, INCLUDING ANY WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. SUBJECT TO THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 3 AND SECTION 4 AND THE SELLER COMPLIANCE CERTIFICATE, THE BUYER HEREBY ACKNOWLEDGES AND AGREES THAT THE BUYER IS PURCHASING THE SHARES AND ACQUIRING THE COMPANY ON AN “AS-IS, WHERE-IS” BASIS, IN RELIANCE ON ONLY THOSE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER EXPRESSLY SET FORTH IN THIS SECTION 3 AND SECTION 4 AND THE SELLER COMPLIANCE CERTIFICATE.

4. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Buyer that as of the date of this Agreement:

4.1. Organization. The Seller is (a) duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to perform its obligations under this Agreement and the Ancillary Agreements, and (b) is duly qualified to do business as a foreign corporation and in good standing in each jurisdiction where such qualification is required to own or use its property or otherwise conduct its business, except where the failure to so qualify has not had, and is not reasonably likely to have, a Material Adverse Effect on the Seller.

4.2. Power and Authorization. The execution, delivery and performance by the Seller of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of the Seller and have been duly authorized by all necessary action on the part of the Seller. This Agreement and each Ancillary Agreement to which the Seller is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly authorized by all necessary action on the part of the Seller and duly executed and delivered by the Seller, and (b) is (or in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of the Seller, Enforceable against the Seller in accordance with its terms. The Seller has the full corporate power and authority to own and use its assets and carry on its business as presently conducted.

4.3. Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Seller of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) the consummation of the Contemplated Transactions by the Seller, except any such action or filing with any Governmental Authority which if not obtained or made would not have a Material Adverse Effect on the Seller or adversely affect the ability of the Seller to consummate the Contemplated Transactions.

4.4. Noncontravention. Neither the execution, delivery and performance by the Seller of this Agreement or any Ancillary Agreement to which the Seller is (or will be) a party, nor the consummation of the Contemplated Transactions will directly or indirectly (with or without notice or lapse of time) (a) contravene, conflict with, or violate or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any provision of any Legal Requirement or Government Order applicable to the Seller or any of the assets (including the Products) owned or used by the Seller, (b) contravene, conflict with or result in a breach or violation of, or default under, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or to cancel, terminate or modify, any Contractual Obligation to which the Seller is a party, (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation to which the Seller is a party, (d) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any asset of the Seller, or (e) contravene, conflict with, or result in a breach or violation of, or default under, the Seller’s Organizational Documents or any resolution adopted by the board of directors, committee of the board of directors or stockholders of the Seller, except, in the cases of clauses (a) through (d) above, as would not, either individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Seller.

4.5. Shares. Immediately prior to the Execution Date, the Seller held of record and owned beneficially all of the Shares, and as of the Closing Date, the Seller will hold of record and beneficially all of the Shares, in both instances, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities Legal Requirements), Taxes (except Taxes payable by the Seller on the disposition thereof), liens, options, warrants, purchase rights, contracts, commitments, equities, claims, Encumbrances and demands. The consent of the Seller, as the sole stockholder of the Company, is the only approval or consent required of the equityholders of the Company necessary to approve the Contemplated Transactions. The Seller is not a party to any option, warrant, purchase right, or other Contractual Obligation that could require the Seller to sell, transfer or otherwise dispose of any capital stock of the Company (other than this Agreement and the Contemplated Transactions). No legend or other reference to any purported Encumbrance (other than a standard Securities Act of 1933 restricted stock legend) appears upon any certificate representing equity securities of the Company.

4.6. No Brokers. Other than Liabilities which will be borne by the Seller, the Seller has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions, and the Seller agrees to satisfy in full all such Liabilities.

4.7. Adverse Events. In February 2007, Seller ceased all clinical testing with respect to the Products and has not administered any Products to any patient or subject since that time. To Seller’s Knowledge, Seller has not received notice of any claim by a patient or subject alleging injury arising out of an Adverse Event associated with the use of the Products during clinical trials conducted by Seller.

5. Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Seller that as of the date of this Agreement:

5.1. Organization. The Buyer is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full corporate power and authority to perform its obligations under this Agreement and the Ancillary Agreements, and (b) is duly qualified to do business as a foreign corporation and in good standing in each jurisdiction where such qualification is required to own or use its property or otherwise conduct its business, except where the failure to so qualify has not had, and is not reasonably likely to have, a Material Adverse Effect on the Buyer.

5.2. Power and Authorization. The execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer. This Agreement and each Ancillary Agreement to which the Buyer is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by the Buyer and (b) is (or in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of the Buyer, Enforceable against the Buyer in accordance with its terms. The Buyer has the full corporate power and authority necessary to own and use its assets and carry on its business as presently conducted.

5.3. Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) the consummation of the Contemplated Transactions by the Buyer, except any such action or filing with any Governmental Authority which if not obtained or made would not have a Material Adverse Effect on the Buyer or adversely affect the ability of the Buyer to consummate the Contemplated Transactions.

5.4. Noncontravention. Neither the execution, delivery and performance by the Buyer of this Agreement or any Ancillary Agreement to which it is (or will be) a party, nor the consummation of the Contemplated Transactions will directly or indirectly (with or without notice or lapse of time) (a) contravene, conflict with or violate or give any Governmental Authority or other Person the legal right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any provision of any Legal Requirement or Government Order applicable to the Buyer or any of the assets owned or used by the Buyer, (b) contravene, conflict with, or result in a breach or violation of, or default under or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contractual Obligation to which the Buyer is a party, (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation to which the Buyer is a party, (d) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any asset of the Buyer, (e) contravene, conflict with, or result in a breach or violation of, or default under, the Buyer’s Organizational Documents or any resolution adopted by the board of directors, committee of the board of directors or stockholders of the Buyer, except, in the cases of clauses (a) through (d) above as would not, either individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Buyer.

5.5. Investment Experience; Investigation; Reliance.

5.5.1 The Buyer has been advised and understands that the Shares have not been registered under the Securities Act, on the basis that no distribution or public offering of the Shares is to be effected, except in compliance with applicable securities Legal Requirements or pursuant to an exemption therefrom, and that the Seller is relying in part on the Buyer’s representations set forth in this Section 5.5.

5.5.2 The Buyer is purchasing the Shares for investment purposes, for its own account, not as a nominee or agent and not with a view to the distribution of any part thereof. The Buyer has no present intention of selling, granting any participation in or otherwise distributing the Shares in a manner contrary to the Securities Act or to any applicable state securities Legal Requirements.

5.5.3 The Buyer is an “accredited investor” within the meaning of Regulation D, Rule 501(a) of the Securities Act.

5.5.4 The Buyer has had an opportunity to ask questions and receive answers from the Seller regarding the business, properties, prospects and financial condition of the Company and is aware of the risks and uncertainties associated with an investment in the Company (the foregoing, however, does not limit or modify the representations and warranties of the Seller in this Agreement or the Seller Compliance Certificate).

5.5.5 The Buyer is able to bear the economic risk of the full loss of the value of the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares (the foregoing, however, does not limit or modify the representations and warranties of the Seller in this Agreement or the Seller Compliance Certificate).

5.5.6 In entering into this Agreement, purchasing the Shares and consummating the Contemplated Transactions, the Buyer is not relying upon any representations or warranties made by the Seller or the Company or any of their Representatives or Affiliates other than the representations and warranties set forth in Sections 3 and 4 of this Agreement and the Seller Compliance Certificate, it being acknowledged and agreed by the Buyer that the representations and warranties of the Buyer set forth herein are fundamental to the Seller’s decision to enter into this Agreement, sell the Shares to the Buyer and to consummate the Contemplated Transactions.

5.6. No Brokers. The Buyer has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Seller could be liable.

5.7. No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 5, NEITHER THE BUYER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF THE BUYER.

6. Covenants.

6.1. Closing. Subject to the terms and conditions of this Agreement, each of the Parties will use its commercially reasonable efforts to take, or cause to be taken, as promptly as reasonably practicable, all actions and to do, or cause to be done, all things necessary, proper, or advisable in order to consummate the Contemplated Transactions (including satisfaction, but not waiver, of the Closing conditions set forth in Sections 7 and 8).

6.2. Conduct of Business.

6.2.1 Without the prior written consent of Buyer (which consent will not be unreasonably withheld or delayed), or except as set forth in Schedule 6.2, between the Execution Date and the Closing Date, the Seller will, and will cause the Company to:

(a)	preserve intact the Company’s assets (including the Products), and maintain in effect any authorizations of any Governmental Authority or Regulatory Authority; and

(b)	otherwise report periodically to the Buyer concerning any material developments regarding the Products with any Governmental Authority, Regulatory Authority and the FDA and any material developments regarding the Products or the business, operations, and finances of the Company.

6.2.2 Without the prior written consent of Buyer (which consent will not be unreasonably withheld or delayed), or except as set forth in Schedule 6.2, from the Execution Date until the Closing Date, the Seller will cause the Company to not:

(a)	engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business;

(b)	declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock;

(c)	except as set forth herein, directly or indirectly sell or otherwise transfer, offer, agree or commit (in writing or otherwise) to sell or otherwise transfer any of the Shares or any interest in or right relating to any of the Shares other than in a partial redemption transaction;

(d)	permit or offer, agree or commit (in writing or otherwise) to permit any Shares to become subject, directly or indirectly to any Encumbrance;

(e)	amend any of the Company’s Organizational Documents or effect or allow the Company to become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction other than a partial redemption transaction;

(f)	incur any capital expenditures or indebtedness, or create any new subsidiaries;

(g)	enter into, modify, or amend in a manner adverse to the Company, or terminate any Material Contract, or waive, release or assign any rights or claims thereunder, in each case, in a manner adverse to the Company, other than any entry into, modification, amendment or termination of any such Material Contract in the Ordinary Course of Business and which is disclosed to the Buyer in writing; or

(h)	enter into any transaction or take any other action that is reasonably likely to cause or constitute a material breach of any representation or warranty of the Seller in this Agreement.

(i)	(a) make, revoke or change any Company-specific Tax election, (b) change any Company-specific Tax method of accounting or adopt any new Company-specific Tax method of account, (c) file any amended Company-specific Tax Return that is or was not filed on a combined, consolidated or unitary basis, (d) settle or compromise any Liability relating to Company Taxes that were not reported on a Tax Return that was filed on a combined, consolidated or unitary basis, (e) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, or (f) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment.

(j)	abandon, or cause to abandon or agree to abandon, any Company Patent or fail to pay any maintenance fee or timely respond to any inquiry of a Governmental Authority or administrative or legal filing or notice, whether initiated by a Governmental Authority or Third Party, relating to a Company Patent or fail to file any government filing regarding a Company Patent required to be filed or scheduled to be filed in the ordinary course as of the Execution Date.

6.3. Notice of Developments. From the Execution Date of the Agreement until the Closing Date, the Company and the Seller will give the Buyer prompt written notice upon becoming aware of any material development, event or circumstance that, to the Seller’s Knowledge, could reasonably be expected to result in a breach of, or inaccuracy in, any of the Seller’s representations and warranties set forth in Section 3 or Section 4; provided, however, that except as otherwise set forth in this Agreement, no such disclosure will be deemed to prevent or cure any breach of, or inaccuracy in any representation or warranty set forth in this Agreement. The Seller will be entitled to deliver to the Buyer a supplement to the Disclosure Schedule that discloses to the Buyer in reasonable detail any facts and circumstances arising after the Execution Date that could constitute or result in a breach of the representations and warranties set forth in Sections 3 or 4. The Buyer will have the right to terminate this Agreement pursuant to Section 9.1.6 within ten days after receipt of such supplemental Disclosure Schedule, provided, however, that if Buyer does not exercise such right to terminate this Agreement within the ten day period after receipt of such supplemental Disclosure Schedule, or if the Buyer consummates the Closing, Buyer will, in each such case, be deemed to have accepted such supplemented Disclosure Schedule, and such supplemented Disclosure Schedule will supersede and amend the prior Disclosure Schedule, be treated for all purposes of this Agreement as the Disclosure Schedule and be deemed to cure any breach of representation or warranty arising out of the prior Disclosure Schedule.

6.4. Technology Transfer. Without limiting the generality of Section 6.13, Seller will use commercially reasonable efforts to provide Buyer with the information, data and other deliverables described on Exhibit 6.4 in accordance with the applicable timeframes set forth on such Exhibit 6.4. Seller will provide any such deliverables that are to be provided within 30 Business Days following the Closing Date to the following address(es): Conatus Pharmaceuticals Inc., 4365 Executive Drive, Suite 200, San Diego, CA 92121. Subsequent deliverables will be provided to the address above unless Buyer specifies in writing to Seller an alternate delivery address at least ten Business Days before subsequent deliverables.

6.5. Negotiation of Licenses.

6.5.1 Seller and Buyer will negotiate in good faith for the period of 90 days following the Closing Date (the “License Negotiation Period”) to enter into a license agreement under which the Company would grant to Seller a worldwide, non-exclusive license (with right to sublicense only to Seller’s Affiliates without the Company’s consent) to make, have made, use, offer for sale, sell and import throughout the world cells proprietary to Seller which are modified by the use of or incorporation of the [***], [***] and/or [***] genes covered by any Patent owned by the Company as of the Execution Date.

6.5.2 If Buyer and Seller are unable to agree on the terms of the license described in Section 6.5.1 within the License Negotiation Period, the Buyer hereby agrees to cause the Company to grant to Seller the right to obtain a license on substantially equivalent terms to any license to any non-exclusive rights to the [***], [***] and/or [***] genes that the Company grants after the Closing Date to any third party having a market capitalization in excess of $5,000,000,000 at the time such license is granted, or in the case of a privately-held company, a valuation of its total outstanding equity securities based on its most recently completed arms-length equity financing or an independent valuation of its equity pursuant to Rule 409A under the Code, in excess of $5,000,000,000 at the time such license is granted. The Buyer shall, within 30 days after entering into such a license with such a third party, give written notice thereof to the Seller along with the form of proposed license to be granted to Seller and Buyer’s certification that such proposed license is on substantially equivalent terms to a license granted to a qualifying third party under this Section 6.5.2. This Section 6.5.2 shall terminate upon the earlier of (i) the date on which the Company and Seller have entered into such a license, or (ii) if Seller has failed to accept or enter into such a license, 90 days after Seller’s receipt of Buyer’s written notice described in the immediately preceding sentence.

6.6. Expenses. Each Party will bear its own legal and other expenses in connection with any due diligence and the negotiation, drafting and execution of agreements and other actions required to consummate the Contemplated Transactions.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

6.7. Exclusivity. From the Execution Date until the earlier of the Termination Date or the Closing, neither the Seller nor the Company will (and the Company and Seller will not permit their respective Affiliates or any of their or their Affiliates’ Representatives to) directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any capital stock in the Company or any merger, recapitalization, share exchange, sale of substantial assets (other than a partial redemption of shares) or any similar transaction or alternative to the Contemplated Transactions or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

6.8. Notices and Consents.

6.8.1 The Company. The Seller will cause the Company to give all notices to, make all filings with and use its commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person as reasonably requested by the Buyer.

6.8.2 Seller. The Seller will give all notices to, make all filings with and use its commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Person as reasonably requested by the Buyer.

6.8.3 Buyer. The Buyer will give all notices to, make all filings with and use its commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person as reasonably requested by the Seller.

6.9. Confidentiality.

6.9.1 Except as otherwise provided in this Section 6.9, each Party (in each case, the “Receiving Party”) will maintain in confidence and use only for purposes of this Agreement and the Ancillary Agreements, the terms and conditions of this Agreement and the Ancillary Agreements, any activities conducted in connection with or pursuant to this Agreement or the Ancillary Agreements, and any information, in any form or medium (whether nor not it is labeled or otherwise identified as confidential), disclosed to such Receiving Party by the other Party or its Representatives or Affiliates (in each case, the “Disclosing Party”) in accordance with this Agreement or the Ancillary Agreements (collectively, “Confidential Information”).

6.9.2 The Parties acknowledge that all information provided to the Buyer and its Affiliates and Representatives by the Seller and its Affiliates and Representatives is hereby subject to the terms of that certain confidentiality agreement made between the Seller and the Buyer dated as of October 17, 2008 (as amended, “Confidentiality Agreement”), and (a) prior to Closing, such information will be deemed the Confidential Information of the Seller (and hence the Buyer will be considered a

Receiving Party with respect thereto), and (b) after Closing, such information will be deemed the Confidential Information of the Buyer (and hence the Seller will be considered a Receiving Party with respect thereto).

6.9.3 The Buyer agrees that after the Closing Date, the Buyer will, and will use all commercially reasonable efforts to, cause its Representatives, Affiliates and the Company, to not disclose to any third parties and use only for the purposes of this Agreement and the Ancillary Agreements, all Third Party Confidential Information that is disclosed to the Buyer by the Seller. For purposes of this Agreement, “Third Party Confidential Information” means all information in the possession of the Seller with respect to or concerning any third party which is not necessary for the development and commercialization of the Products and is not otherwise a Company asset. Notwithstanding anything to the contrary herein, the foregoing provision will not apply in the event the Buyer enters into a separate agreement with an applicable third party, which such separate agreement governs the disclosure and use of such Third Party Confidential Information.

6.9.4 In the event the Receiving Party is requested or required (in any Action, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of the Disclosing Party or Third Party Confidential Information (in the case of the Buyer), the Receiving Party will promptly notify the Disclosing Party of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of Section 6.9.1. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is, on the advice of counsel, compelled to disclose any Confidential Information of the Disclosing Party or Third Party Confidential Information (in the case of the Buyer) to any tribunal, such Party may disclose such information to the tribunal, provided, however, that such Party will use its reasonable efforts to obtain, at the request of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of Confidential Information or Third Party Confidential Information, as applicable, required to be disclosed as the Disclosing Party designates.

6.9.5 This Section 6.9 will not apply to any information that (a) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure directly by the Receiving Party or its Affiliates or Representatives), (b) is or becomes available to the Receiving Party from a third party source free of an obligation of confidentiality with respect to such information to the Disclosing Party, (c) is known by the Receiving Party, prior to its disclosure by the Disclosing Party, from a third party source that is free of an obligation of confidentiality to the Disclosing Party with respect to such information, provided that such prior knowledge can be proven by the Receiving Party’s written records, (d) is independently developed or acquired by the Receiving Party or its Affiliates or Representatives without access or reference to or use of the Confidential Information of the Disclosing Party.

6.10. Publicity. No public announcement or disclosure will be made by any Party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of the Buyer and the Seller; provided, however, that the provisions of Section 6.9 and 6.10 will not prohibit (a) any disclosure required by any applicable Legal Requirements (in which case the disclosing Party will provide the other Party with the opportunity to review in advance the disclosure) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions. Notwithstanding anything herein to the contrary, the Parties agree that each Party may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure (as such terms are used in Code Sections 6011 and 6112 and the Treasury Regulations thereunder) of the Contemplated Transactions. The authorization set forth in the preceding sentence is not intended to permit disclosure of any other information including (i) any portion of any materials to the extent not related to the Tax treatment or Tax structure of the Contemplated Transactions, or (ii) any other term or detail not relevant to the Tax treatment or Tax structure of the Contemplated Transactions.

6.11. Regulatory Cooperation. At the request of Buyer, Seller will send a letter to a person or division within FDA, to be identified by Buyer, notifying FDA that ownership of the Products and their associated data, clinical study records and withdrawn Investigational New Drug Application(s) have been transferred to Buyer, pursuant to this Agreement. At the request of the Buyer, Seller will provide a generic letter suitable for communication of the foregoing to non-U.S. Governmental Authorities. If the FDA requests additional or alternate correspondence between Seller and FDA or between Seller and Buyer, to further the transfer, and if applicable, reinstatement of the withdrawn Investigational New Drug Application(s), the Seller will cooperate in providing such correspondence.

6.12. Financial Statement Cooperation. From the Closing Date until March 31, 2015, in the event that the Buyer is required to include audited financial statements with respect to the Company for the years ended December 31, 2007, 2008, 2009 or the 2010 period ended on the Closing Date in any filing to be made by the Buyer under the Securities Act of 1933, as amended, with respect to or as a result of the transactions contemplated by this Agreement, Seller will, at Buyer’s sole cost and expense, provide the Buyer and its auditors access to inspect the historical financial books and records of Seller relating exclusively to the Company and solely for purposes of allowing Buyer’s auditors to prepare the above-specified audited financial statements. Buyer shall promptly reimburse Seller for (i) any reasonable out of pocket expenses incurred in connection with this Section 6.12 and (ii) any amount of time, not to exceed in total 20 hours per week or 40 hours in the aggregate, that Seller’s employees may be required to devote in order to provide such access to financial information to the Buyer, at an hourly rate of $200 per employee. In no event shall Seller be required to provide assistance pursuant to this Section 6.12 at any time other than during Seller’s normal business hours. Seller makes no representation or warranty of any kind or nature whatsoever, and shall have no responsibility or liability with respect to (a) any financial information that is contained or should have been contained in the books and records to which Seller provides access to Buyer and its auditors under this Section 6.12, or (b) the accuracy or adequacy of any financial statements prepared by the Buyer and its auditors based on the information contained in the books and records or compliance of any financial statements prepared by the Buyer and its auditors with applicable Legal Requirements or accounting rules, regulations and principles.

6.13. Further Assurances. From and after the Closing Date, each of the Parties will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of the Company or other Person with whom the Company has a relationship from maintaining the same relationship with the Company after the Closing as it maintained prior to the Closing. The Seller will refer all licensor, licensee, collaborator, clinical trial site, patient, physician and Governmental Authority inquiries relating to the Company to the Buyer, or the Company, as appropriate, from and after the Closing.

6.14. Post Closing Payments. For a period of two years from and after the Closing Date, Seller shall pay to any licensor or collaborator under any Material Contract, any payment, including without limitation royalties, milestone payments, maintenance fee or sublicense fees, that (i) was due and payable to such licensors or collaborators during the period following the Company Acquisition Date and prior to the Closing Date, and (ii) was not paid by the Company (or the Seller on behalf of the Company) prior to the Closing Date.

7. Conditions to the Buyer’s Obligations at the Closing. The obligations of the Buyer to consummate the Closing are subject to the fulfillment of each of the following conditions (unless waived by the Buyer in accordance with Section 12.3):

7.1. Representations and Warranties. The representations and warranties of the Seller contained in this Agreement and in any Ancillary Agreement (a) that are not qualified by materiality or Material Adverse Effect will be true, correct and complete in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality or Material Adverse Effect will be true, correct and complete in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true, correct and complete (or true and correct in all material respects, as the case may be) as of such specified date or time.

7.2. Performance. The Company and the Seller will have performed and complied in all material respects, with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.

7.3. Stock Certificates. The Seller will have delivered to the Buyer certificates, duly endorsed (or accompanied by duly executed stock transfer powers) evidencing all of the Shares.

7.4. Compliance Certificate. The Seller will have delivered to the Buyer a certificate substantially in the form of Exhibit 7.4.

7.5. Qualifications. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

7.6. Absence of Litigation. No Action will be pending or threatened in writing which may result in a Government Order (nor will there be any Government Order in effect) (a) which would prevent, significantly delay, make illegal or otherwise interfere with the consummation of any of the Contemplated Transactions, (b) which would result in any of the Contemplated Transactions being rescinded following consummation or (c) which could limit or otherwise adversely affect the right of the Buyer to own the Shares (including the right to vote the Shares), to control the Company, or to operate all or any material portion of either the business or assets of the Company.

7.7. Consents, etc. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are set forth on Schedule 7.7, will have been obtained or made, and no such authorization, consent or approval will have been revoked.

7.8. Ancillary Agreements. Each of the Ancillary Agreements to which the Buyer is party will have been executed and delivered by the Seller.

7.9. FIRPTA Affidavit. Seller will have delivered to Buyer a duly completed and executed non-foreign person affidavit that complies with the requirements of Code Section 1445.

8. Conditions to the Seller’s Obligations at the Closing. The obligations of the Seller to consummate the Closing are subject to the fulfillment of each of the following conditions (unless waived by the Seller in accordance with Section 12.3):

8.1. Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement and in any Ancillary Agreement (a) that are not qualified by materiality or Material Adverse Effect will be true, correct and complete in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality or Material Adverse Effect will be true, correct and complete in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true, correct and complete (or true, correct and complete in all material respects, as the case may be) as of such specified date or time.

8.2. Performance. The Buyer will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by the Buyer at or prior to the Closing.

8.3. Compliance Certificate. The Buyer will have delivered to the Seller a certificate in the form of Exhibit 8.3.

8.4. Qualifications. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

8.5. Absence of Litigation. No Action will be pending or threatened in writing which may result in a Government Order, nor will there be any Government Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions or (b) which would result in any of the Contemplated Transactions being rescinded following consummation.

8.6. Consents, etc. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are set forth on Schedule 8.6, will have been obtained or made, and no such authorization, consent or approval will have been revoked.

8.7. Ancillary Agreements. Each of the Ancillary Agreements to which the Seller is party will have been executed and delivered to the Buyer.

8.8. Financial Statements. The Buyer will have delivered to the Seller a copy of the Buyer’s most recent unaudited financial statement.

9. Termination.

9.1. Termination of Agreement. This Agreement may be terminated (the date on which the Agreement is terminated, the “Termination Date”) at any time prior to the Closing:

9.1.1 by mutual written consent of the Buyer and the Seller;

9.1.2 by either the Buyer or the Seller, so long as the Buyer or the Seller, respectively, is/are not then in breach of its/their obligations under this Agreement in any material respect, by providing written notice to the other at any time after September 30, 2010 (the “Final Termination Date”) in the event that the Closing has not occurred on or prior to the Final Termination Date;

9.1.3 by either the Buyer or the Seller if a final nonappealable Government Order permanently enjoining, restraining or otherwise prohibiting the Closing is issued by a Governmental Authority of competent jurisdiction;

9.1.4 by the Buyer, so long as the Buyer is not then in breach of its obligations under this Agreement in any material respect, if either (i) there has been a material breach of, or inaccuracy in, any representation or warranty of the Seller contained in this Agreement as of the Execution Date or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Buyer’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), which breach or inaccuracy would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Section 7 and which is not cured on or prior to the earlier of (x) the 20th day following notice of such breach, or (y) the Final Termination Date, or (ii) the Seller has breached or violated in any material respect any of its covenants and agreements contained in this Agreement, which breach or violation would give rise, or could reasonably be expected to give rise, to a failure of any condition set forth in Section 7 and such breach or violation is not cured on or prior to the earlier of (A) the 20th day following notice of such breach, or (B) the Final Termination Date;

9.1.5 by the Seller, so long as the Seller is not then in breach of its obligations under this Agreement in any material respect, if either (i) there has been a material breach of, or inaccuracy in, any representation or warranty of the Buyer contained in this Agreement as of the Execution Date or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Seller’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), which breach or inaccuracy would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Section 8 and which is not cured on or prior to the earlier of (x) the 20th day following notice of such breach, or (y) the Final Termination Date, or (ii) the Buyer has breached or violated in any material respect any of its covenants and agreements contained in this Agreement, which breach or violation would give rise, or could reasonably be expected to give rise, to a failure of the condition set forth in Section 8 and such breach or violation is not cured on or prior to the earlier of (A) the 20th day following notice of such breach, or (B) the Final Termination Date; or

9.1.6 by the Buyer pursuant to Section 6.3.

9.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9, this Agreement – other than the provisions of this Section 9.2 and Sections 3.13, 4.6 and 5.5 (No Brokers), 6.4 (Expenses), 6.9 (Confidentiality), 6.10 (Publicity), 10 (Indemnification), and 12 (Miscellaneous) – will then be null and void and have no further force and effect and all other rights and Liabilities of the Parties hereunder will terminate without any Liability of any Party to any other Party, except for Liabilities arising in respect of breaches under this Agreement by any Party on or prior to the Termination Date. Each Party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.

10. Indemnification.

10.1. Indemnification by the Seller.

10.1.1 Seller Indemnification. Subject to the limitations set forth in this Section 10, the Seller will indemnify and hold harmless the Buyer and each of its Affiliates (including, following the Closing, the Company), and the Representatives and Affiliates of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Actions, Liabilities, Government Orders,

Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable outside attorneys’ and experts fees and expenses, but excluding any imputed time charges of attorneys who are employees of the Indemnified Party), whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by the Buyer Indemnified Persons or any of them to the extent resulting from, arising out of or directly or indirectly relating to:

(a)	any breach of, or inaccuracy in, any representation or warranty made by the Seller in Sections 3 and 4 of this Agreement;

(b)	any breach or violation of any covenant or agreement of the Seller in or pursuant to this Agreement or any Ancillary Agreement;

(c)	any fraud of the Seller or any pre-Closing fraud of the Company.

10.1.2 Seller Monetary Limitations.

(a)	The Seller will have no obligation to indemnify the Buyer Indemnified Persons in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty pursuant to Section 10.1.1(a) or Losses arising from the breach of any covenant or agreement to be performed prior to Closing pursuant to Section 10.1.1(b), unless the aggregate amount of all such Losses incurred or suffered by the Buyer Indemnified Persons exceeds $50,000 (the “Threshold Amount”), in which case the Seller will indemnify the Buyer Indemnified Persons for the full amount of such Losses (including the Threshold Amount), provided that the Seller’s aggregate Liability in respect of Indemnification Claims arising from the breach of, or inaccuracy in, any representation or warranty pursuant to Section 10.1.1(a) and Indemnification Claims brought after Closing arising from the breach of any covenant or agreement to be performed prior to the Closing pursuant to Section 10.1.1(b) will not exceed $500,000, which amount of indemnifiable Losses Seller may, in its sole discretion, elect by written notice to the Buyer to pay and satisfy either in cash or to offset the amount of such indemnifiable Losses against the principal balance of or interest on the Promissory Note.

(b)	Notwithstanding anything to the contrary in Section 10.1.2(a), the monetary limitations in Section 10.1.2(a) will not apply to Indemnification Claims pursuant to Sections 10.1.1(a) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 3.1 and 4.1 (Organization), 3.2 (Capitalization), 3.3(e) (Breach of Organizational Documents), the last full sentence of 3.8 (Material Contracts), 3.11 (Taxes) or 3.13 and 4.6 (No Brokers).

10.2. Indemnity by the Buyer.

10.2.1 Buyer Indemnification. Subject to the limitations set forth in this Section 10, the Buyer will indemnify and hold harmless the Seller and the Seller’s respective Affiliates (including, prior to the Closing, the Company), and the Representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Persons or any of them to the extent resulting from, arising out of or relating to, directly or indirectly:

(a)	any breach of, or inaccuracy in, any representation or warranty made by the Buyer in Section 5 of this Agreement;

(b)	any breach or violation of any covenant or agreement of the Buyer in or pursuant to this Agreement or any Ancillary Agreement;

(c)	any fraud of the Buyer or any post-Closing fraud committed by the Company; or

(d)	any Losses arising out of or in connection with the ownership, conduct or operation of the business of the Company and any of its subsidiaries after the Closing Date, other than any Losses described in this Section 10.2.1(d) resulting from any breach of or inaccuracy in any representation or warranty made by Seller in Section 3 or Section 4.

10.2.2 Buyer Monetary Limitations.

(a)	The Buyer will have no obligation to indemnify the Seller Indemnified Persons in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty pursuant to Section 10.2.1(a) or Losses arising from the breach of any covenant or agreement to be performed prior to Closing pursuant to Section 10.2.1(b), unless the aggregate amount of all such Losses incurred or suffered by the Seller Indemnified Persons exceeds the Threshold Amount, in which case the Buyer will indemnify the Seller Indemnified Persons only for the amount by which such Losses exceed the Threshold Amount, and the Buyer’s aggregate Liability in respect of Indemnification Claims arising from the breach of, or inaccuracy in, any representation or warranty pursuant to Section 10.2.1(a) and Indemnification Claims brought after Closing arising from the breach of any covenant or agreement to be performed prior to the Closing pursuant to Section 10.2.1(b) will not exceed $150,000.

(b)	Notwithstanding anything to the contrary in Section 10.2.2(a), the monetary limitations in Section 10.2.2(a) will not apply to Indemnification Claims pursuant to Sections 10.2.1(a) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 5.1 (Organization), 5.2 (Power and Authorization), 5.4(e) (Breach of Organizational Documents) or 5.6 (No Brokers).

10.3. Time for Claims.

10.3.1 No claim may be made or suit instituted seeking indemnification pursuant to Section 10.1.1 Section 10.2.1 unless a written notice describing the breach of, or inaccuracy in, any representation or warranty, or the breach or violation of any covenant or agreement, or the purported fraud or other cause for indemnification, in each case, in reasonable detail in light of the circumstances then known to the Indemnified Party, is provided to the Indemnifying Party:

(a)	at any time, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 3.1 and 4.1 (Organization), 3.2 (Capitalization), 4.2 (Power and Authorization), 3.3(e) (Breach of Organizational Documents), 3.12 and 4.6 (No Brokers), 5.1 (Organization), 5.2 (Power and Authorization), 5.4(e) (Breach of Organizational Documents) or 5.6 (No Brokers);

(b)	at any time prior to 90 days following the expiration of the applicable statute of limitations, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Section 3.11 (Taxes);

(c)	at any time prior to the first anniversary of the Closing Date, in the case of any claim or suit based upon fraud; and

(d)	at any time prior to the first anniversary of the Closing Date, in the case of (i) any breach of, or inaccuracy in, any other representation and warranty in this Agreement or (ii) any breach of any covenant or agreement to be performed prior to the Closing.

10.3.2 Indemnification Claims pursuant to any other provision of Sections 10.1.1 and 10.2.1 are not subject to the limitations set forth in this Section 10.3.

10.4. Third Party Claims.

10.4.1 Notice of Claim. If any third party notifies an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to an Indemnification Claim against an Indemnifying Party under this Section 10, then the Indemnified Party will promptly give written notice to the Indemnifying Party of such Third Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 10, except to the extent such delay actually and materially prejudices the Indemnifying Party.

10.4.2 Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 10.4.1. In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (a) the Indemnifying Party gives written notice to the Indemnified Party within fifteen days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim and which are subject to indemnification pursuant to Section 10.1 or 10.2, (b) the Third Party Claim involves primarily money damages and does not seek material injunctive or other equitable relief against the Indemnified Party, (c) the Indemnified Party has not been advised by counsel in good faith that an actual conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (d) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement Action, and (e) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently, including making timely payment of all of its litigation costs and expenses incurred in the conduct of such defense. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the reasonable fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

10.4.3 Limitations on Indemnifying Party. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (b) results in the full and general release of the Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all Liabilities arising or relating to, or in connection with, the Third Party Claim or (c) contains no finding or admission of any violation of any Legal Requirement or the rights of any other Person.

10.4.4 Indemnified Party’s Control. If the Indemnifying Party does not deliver the notice contemplated by clause (a) of Section 10.4.2, or the evidence contemplated by clause (b) of Section 10.4.2, within fifteen days after the Indemnified Party has given written notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed). In the event that the

Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 10.4.4, the Indemnifying Party will (a) advance the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including reasonable outside attorneys’ fees and expenses, but excluding the expenses of any attorneys who are employees of the Indemnified Party) and (b) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 10.

10.4.5 Consent to Jurisdiction Regarding Third Party Claim. The Buyer and the Seller, each in its capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 12.12 are incorporated herein by reference, mutatis mutandis.

10.5. Other Limitations.

10.5.1 Insurance. The amount of any Losses will be reduced or reimbursed, as the case may be, by any amount received by the Indemnified Party with respect thereto under any insurance coverage, less all reasonable out-of-pocket costs incurred by the Indemnified Party in its pursuit of such amount. The Indemnified Party will use reasonable efforts to collect any amounts available under such insurance coverage. To the extent that any insurance payment is actually recovered by an Indemnified Party after the related indemnification payment has been made by an Indemnifying Party pursuant to this Agreement, the Indemnified Party will give over to the Indemnifying Party the amounts of such insurance payments (net of all legal costs and expenses incurred to collect the same) promptly after they are actually recovered.

10.5.2 Mitigation. Indemnified Parties will use commercially reasonable efforts to mitigate any Losses that may provide the basis for an indemnifiable claim (that is, the Indemnified Parties will mitigate such Losses in the same manner that they would mitigate such Losses in the absence of the indemnification provided for in this Agreement, provided that the Indemnified Parties will not be required to incur any undue expense or take any action that would cause undue hardship, including impairing its ability to conduct business). Any request for indemnification of specific costs will include invoices and supporting documents containing reasonably detailed information about the costs and/or damages for which indemnification is being sought.

10.5.3 No Double Recovery. Notwithstanding anything herein to the contrary, no Indemnified Party will be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Party has been indemnified or reimbursed for such amount under any other provision of this Agreement or otherwise.

10.6. Remedies Cumulative. The rights of each Buyer Indemnified Person and Seller Indemnified Person under this Section 10 are cumulative, and each Buyer Indemnified Person and Seller Indemnified Person, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Section 10 without regard to the availability of a remedy under any other provision of this Section 10.

10.7. Knowledge and Investigation. No Buyer Indemnified Person will have a right to indemnification pursuant to this Section 10 for any breach or inaccuracy of any representation or warranty, referred to in Section 10.1.1(a), with respect to which the Buyer had actual knowledge. If any condition contained in this Agreement or in any Ancillary Agreement based on the truth and accuracy of any representation or warranty, or the performance of or compliance with any covenant or agreement is waived in writing by an Indemnified Party, the right of such Indemnified Party to indemnification pursuant to this Section 10 based on such representation, warranty, covenant or agreement will be deemed waived at Closing.

10.8. No Right of Set-Off. The Buyer expressly waives any and all right of set off, counterclaim, deduction, withholding, recoupment or other claims or defenses with respect to or against the Milestone Payments, the Promissory Note or other amounts due or owing under this Agreement or any Ancillary Agreement, including any and all right to apply the amount of any Losses referenced in this Section 10 against the Milestone Payments, the Promissory Note or other such amounts.

10.9. Exclusive Remedy. Except for remedies that cannot be waived as a matter of law or the equitable remedy of specific performance in connection with the breach of any covenant contained in this Agreement, this Section 10 will provide the sole and exclusive remedy following the Closing for any and all Losses sustained or incurred by any Indemnified Party relating to or arising in connection with (a) any breach of, or inaccuracy in, any representation or warranty made in connection with this Agreement, (b) any breach or violation of any covenant or agreement in or pursuant to this Agreement or any Ancillary Agreement which does not require performance after the Closing Date or (c) any other Losses that arise in connection with this Agreement or with respect to which indemnification is provided in this Section 10, other than Losses arising in connection with any breach or violation of any covenant or agreement in Section 2.

10.10. Purchase Price Adjustments. Any payments made to any party pursuant to Articles 10 or 11 will constitute an adjustment of the Purchase Price for Tax purposes and will be treated as such by Buyer and Seller (and their respective Affiliates) on their Tax Returns to the extent permitted by law.

11. Tax Matters.

11.1. Tax Indemnification. The Seller will indemnify, exonerate and hold free and harmless each Buyer Indemnified Person from and against any Losses attributable to (a) all Taxes (or non-payment thereof) of the Company for all Pre-Closing Tax Periods, (b) all Pre-Closing Tax Period Taxes of any other member of the affiliated, consolidated, combined or unitary group of which the Company was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Legal Requirement, and (c) any and all Taxes relating to a Pre-Closing Tax Period of any Person imposed on the Company in the Company’s capacity as a transferee or successor to such Person, by Contractual Obligation or otherwise. Notwithstanding the foregoing, the Seller will not indemnify, exonerate and hold free and harmless a Buyer Indemnified Person from and against any Losses attributable to any Buyer Tax Act. Further, the Seller’s obligation to indemnify, defend and hold harmless a Buyer Indemnified Person from and against any Liability pursuant to this Section 11.1 will terminate 90 days following the expiration of the applicable statute of limitations in respect of such Liability.

11.2. Straddle Period; Related Items. In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes of the Company in the case of Taxes that are: (x) based upon or measured by net income or gain, (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), or (z) sales and use taxes, value-added taxes, employment taxes, withholding taxes or similar Taxes, for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date, except that any item or amount of Tax attributable to a Buyer Tax Act will be allocated solely to the Post-Closing Tax Period. The amount of Taxes other than Taxes of the Company described in clauses (x), (y) and (z) which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. For purposes of clauses (x), (y) and (z) of this Section 11.2, any exemption, deduction, credit or other item that is calculated on an annual basis will be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date, and the denominator of which is the number of days in such Straddle Period. Notwithstanding the foregoing, any item or amount of Tax attributable to a Buyer Tax Act will be allocated solely to that portion of the Straddle Period ending after the Closing Date. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 11.2 will be computed by reference to the level of such items on the Closing Date. Proration of Taxes that are undetermined as of the Closing Date (1) will be based on the most recently available Tax rate and valuation, giving effect to applicable exemptions, change in valuation, and similar items, whether or not officially certified to the appropriate Governmental Authority as of the Closing Date, (2) will use a 365-day year and (3) if any Tax proration is based upon an estimate at Closing, a post-Closing adjustment will be made by cash settlement between Seller and Buyer within 30 Business Days after receipt of the actual expense invoices or Tax bill, which adjustment obligation will survive the Closing. The Parties hereto will, to the extent permitted by applicable law, elect with the relevant Governmental Authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

11.3. Tax Sharing Agreements. All Tax sharing agreements or similar agreements and all powers of attorney with respect to or involving the Company will be terminated prior to the Closing and, after the Closing, the Company will not be bound thereby or have any Liability thereunder.

11.4. Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such similar Taxes, and any conveyance fees or recording charges (including any interest, penalties or other additions to tax) (“Transfer Taxes”) incurred in connection with the Contemplated Transactions, will be shared equally by Buyer and Seller, Buyer will, at its own expense, timely file all necessary Tax Returns relating to Transfer Taxes and other documentation with respect to all such Transfer Taxes, fees and charges incurred in connection with the Contemplated Transaction. The Parties hereto (and their Affiliates) will cooperate with one other in connection with the filing of any Tax Return relating to Transfer Taxes, including joining in the execution of any such Tax Returns or other documentation. Buyer and Seller will, upon the request of the other Party, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax.

11.5. Cooperation; Tax Contests. Buyer and Seller will have the obligation, if called upon by the other, to cooperate reasonably in (A) preparing and filing all Tax Returns described in Section 11.6 with respect to the Company, including giving each other reasonable access to their employees for the purpose of making inquiries in connection with the preparation of such Tax Returns, (B) giving the other Party timely notice of and responding to any inquiries, audits or similar proceedings (including litigation) by any Governmental Authority relating to Taxes of the Company (a “Tax Matter”) and (C) resolving all Tax Matter-related disputes and audits. Buyer and Seller will, upon request of the other Party, use their commercially reasonable efforts to obtain or provide any certificate or other document from any Governmental Authority or any other Person, at the sole expense of the requesting Party, as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Contemplated Transactions). The Party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other Party. Notwithstanding Section 10.4, the Seller will have the responsibility for, and the right to control, at the Seller’s sole expense, any Tax Matter relating to Taxable periods ending on or prior to the Closing Date (though Buyer will have the right to participate, at its own expense, in any such Tax Matter that relates to a Company Tax Return that was not filed on a combined, consolidated or unitary basis), and the Seller will have the right to participate, at its own expense, in the disposition of a Tax Matter of any Tax Return relating to periods ending after the Closing Date, if and to the extent that such matter is reasonably likely to give rise to a claim for indemnification under either Section 10.1 or Section 11.1. Buyer will be entitled to be timely informed in writing by Seller of any Tax Matter described in clause (B) of this Section 11.5 relating to Taxable periods ending on or prior to the Closing Date (it being understood that such writing shall set forth in reasonable detail the amount and the nature of such matter as it pertains solely to the Company as well as the core assertions of the Governmental Authority underlying such matter as they pertain solely to the Company) and the developments with respect to such matter at any administrative meeting, conference, hearing or other proceeding as they pertain solely to the Company. For the avoidance of doubt, Buyer will not be entitled to any information described in the previous sentence to the extent such matter relates to or is in connection with a liability of the Company under Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Tax law. Buyer will have the responsibility for, and the right to control, at Buyer’s sole expense any Tax Matter relating to a Straddle Period of the Company.

11.6. Tax Returns.

11.6.1 The Seller will prepare and timely file (or cause the Company to prepare and timely file), at Seller’s sole expense, all Tax Returns related to the Company that are due on or prior to the Closing Date, and will timely pay (taking into consideration any extensions for filing) any Taxes with respect thereto. At least 15 days prior to the filing of any such Tax Return that is not filed on a combined, consolidated or unitary basis, Seller will submit a copy of such Tax Return to the Buyer for the Buyer’s review, comment and approval, which approval will not be unreasonably withheld. or delayed, and will not be withheld in any event if such Tax Return has been prepared in a manner consistent with the Company’s past practices. Seller will consider in good faith such revisions to such Tax Returns as are reasonably requested by Buyer. Buyer and Seller agree to consult and resolve in good faith any issue arising as a result of Buyer’s review of such Tax Returns and mutually consent to the filing of such Tax Returns as promptly as possible. Notwithstanding the foregoing, Buyer will be entitled to be timely informed in writing by Seller of any Tax Matter described in clause (B) of Section 11.5 relating to Tax Returns of the Company that are due on or prior to the Closing Date (it being understood that such writing shall set forth in reasonable detail the amount and the nature of such matter as it pertains solely to the Company as well as the core assertions of the Governmental Authority underlying such matter as they pertain solely to the Company) and the developments with respect to such matter at any administrative meeting, conference, hearing or other proceeding as they pertain solely to the Company. For the avoidance of doubt, Buyer will not be entitled to any information described in the previous sentence to the extent such matter relates to or is in connection with a liability of the Company under Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Tax law.

11.6.2 In addition to Section 11.6.1, the Seller will prepare and file, at Seller’s sole expense, (i) all the Seller combined or consolidated U.S. federal Tax Returns (income or non-income) of which Company is includible, and (ii) all Seller combined, unitary or consolidated state or local Tax Returns (income or non-income) of which the Company is includible, and will timely pay (taking into consideration any extensions for filing) any Taxes with respect to (i) and (ii), above. The Company will provide, at the Company’s sole expense, all information in its possession and not otherwise available to Seller required to be included in such returns as the Seller may reasonably request within 30 days of such request. Notwithstanding the foregoing, Buyer will be entitled to be timely informed in writing by Seller of any Tax Matter described in clause (B) of Section 11.5 relating to Tax Returns described in this Section 11.6.2 (it being understood that such writing shall set forth in reasonable detail the amount and the nature of such matter as it pertains solely to the Company as well as the core assertions of the Governmental Authority underlying such matter as they pertain solely to the Company) and the developments with respect to such matter at any administrative meeting, conference, hearing or other proceeding as they pertain solely to the Company. For the avoidance of doubt, Buyer will not be entitled to any information described in the previous sentence to the extent such matter relates to or is in connection with a liability of the Company under Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Tax law.

11.6.3 The Company will prepare and timely file, at the Company’s sole expense, all Straddle Period Tax Returns related to the Company, other than those described in Section 11.6.1 and Section 11.6.2 that are due after the Closing Date (including those non-income Tax Returns and separate state and local income Tax Returns for Taxable periods ending after the Closing Date), and will timely pay (taking into consideration any extensions for filing) any Taxes with respect thereto. All such Tax Returns will be prepared in a manner consistent with past practice of the Company unless otherwise required by law. With respect to Taxes of the Company relating to a Straddle Period, Seller will pay to Buyer within 30-days of Buyer’s written request the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date. Such written request will include satisfactory evidence that Buyer has timely paid such Taxes. The portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date will be calculated consistent with the principles set forth in Section 11.2. Notwithstanding the foregoing, Seller will be entitled to be timely informed in writing by Buyer of any Tax Matter described in clause (B) of Section 11.5 relating to those Straddle Period Tax Returns described in this Section 11.6.3 (it being understood that such writing shall set forth in reasonable detail the amount and the nature of such matter as it pertains solely to the Company as well as the core assertions of the Governmental Authority underlying such matter as they pertain solely to the Company) and the developments with respect to such matter at any administrative meeting, conference, hearing or other proceeding as they pertain solely to the Company.

11.6.4 With respect to Section 11.6.3, at least 15 days prior to the date on which each such Tax Return is due (taking into consideration any extensions for filing), the Company will submit such Tax Return to the Seller for the Seller’s review, comment and approval, which approval will not be unreasonably withheld or delayed, and will not be withheld in any event if such Tax Return has been prepared in a manner consistent with the Company’s past practices. Buyer will consider in good faith such revisions to such Tax Returns as are reasonably requested by Seller. Buyer and Seller agree to consult and resolve in good faith any issue arising as a result of Seller’s review of such Tax Returns and mutually consent to the filing of such Tax Returns as promptly as possible.

11.7. Tax Records. Buyer and Seller will, and Buyer will cause the Company to, (A) retain all books and records with respect to Tax Matters pertinent to the Company relating to any taxable period beginning on or before the Closing Date until 90 days after the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority and (B) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records, and, if the other Party so requests, Buyer, the Company or Seller, as the case may be, will allow the other Party to take possession of such books and records at the sole expense of the requesting Party.

11.8. Amendments. None of Buyer, the Company or any Affiliate of the foregoing will amend, refile, revoke or otherwise modify any Tax Return or Tax election of the Company in respect of any Pre-Closing Tax Period without the prior written consent of Seller, which consent will not be unreasonably withheld or delayed.

11.9. Certain Tax Attributes.

11.9.1 Seller will be entitled to any Tax refunds (or reductions in Tax liability), including interest paid therewith, in respect of Taxes paid or incurred by the Company with respect to any Pre-Closing Tax Period. Buyer will forward to Seller or reimburse Seller for any such Tax refunds received or reductions utilized within 30 days of such receipt or utilization. To the extent such refund is subsequently disallowed or required to be returned to the applicable Governmental Authority, Seller agrees promptly to repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Governmental Authority, to Buyer or such Governmental Authority, as the case may be.

11.9.2 Buyer and its Affiliates will not cause or permit the Company to carry back to any Pre-Closing Tax Period any net operating loss or other Tax attribute that is attributable to a Post-Closing Tax Period. In conformity with the foregoing, Buyer and, to the extent necessary any of its Affiliates, will make a proper and timely election (or cause such proper and timely election to be made) to relinquish the carryback of any net operating losses, if any, of the Company pursuant to either Treasury Regulations Section 1.1502-21(b)(3)(ii)(B) or 1.1502-21T(b)(3)(ii)(C) or Code Section 172(b)(3), or any similar or comparable provision under state, local or foreign law, as the case may be.

11.10. Prohibition of Certain Tax Elections. The Parties expressly acknowledge and agree that (i) no Code Section 338(h)(10) election will be made with respect to the Contemplated Transactions and (ii) Seller will not make any election under Treasury Regulations Section 1.1502-36(d) to reduce the Tax basis in the Shares in lieu of preserving the attributes, if any, of the Company.

11.11. Buyer Tax Act. Buyer will not and will ensure that none of its Affiliates (including, after the Closing, the Company), acting separately or in concert, cause or engage in any Buyer Tax Act.

12. Miscellaneous.

12.1. Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided: (1) by hand (in which case, it will be effective upon delivery); (2) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or (3) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service); in each case, to the address (or facsimile number) listed below (or to a different address or facsimile number given by a Party via notice in accordance with this Section 12.1 to the other Party):

(a)	If to the Buyer, to it at:

Conatus Pharmaceuticals Inc.

4365 Executive Drive, Suite 200

San Diego, CA 92121

Facsimile number:     (858) 558-8920

Attention:                   Chief Executive Officer

with a copy to:

Latham & Watkins LLP

12636 High Bluff Drive, Suite 400

San Diego, CA 92130

Facsimile number:     (858) 523-5450

Attention:                   Scott N. Wolfe / Cheston J. Larson

(b)	If to the Seller, to it at:

Pfizer Inc.

234 East 42nd Street

New York, NY 10017

Facsimile number:     (212) 573-0768

Attention:                   Senior Vice President and General Counsel

with a copy to:

Steven A. Wilcox

Ropes & Gray LLP

One International Place

Boston, MA 02110

Facsimile number:     617-235-0223

12.2. Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns, each of which such permitted successors and permitted assigns will be deemed to be a Party for all purposes hereof. Neither Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Notwithstanding the foregoing, without the consent of the other Party, each Party may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates or any successor in interest to such Party by way of merger, acquisition, sale or transfer of all or substantially all of the business and assets of such Party to which this Agreement relates, and (b) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as the assigning Party is not relieved of any Liability hereunder. Except as expressly provided herein, this Agreement is for the sole benefit of the Parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and assignees, any legal or equitable rights hereunder.

12.3. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Buyer and the Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by any Party of any breach or violation or default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

12.4. Entire Agreement. This Agreement, together with the Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto, except for the Confidentiality Agreement.

12.5. Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each Party.

12.6. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

12.7. Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

12.8. Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a section, exhibit or schedule means a section of, or schedule or exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively and (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

12.9. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

12.10. Governing Law. This Agreement, the rights of the Parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive Legal Requirements of the State of New York, without giving effect to any choice or conflict of law provision or rule (other than Section 5-1401 and 5-1402 of the New York General Obligation Law) that would cause the application of the Legal Requirements of any other jurisdiction.

12.11. Dispute Resolution. If a dispute arises under this Agreement which cannot be resolved by the Buyer and the Seller, prior to initiating an Action, either Party may invoke the dispute resolution procedure set forth in this Section 12.11 by giving written notice to the other Party, designating an executive officer with appropriate authority to be its representative in negotiations relating to the dispute. Upon receipt of such notice, the other Party will, within five days, designate an executive officer with similar authority to be its representative. The designated executive officers will, following whatever investigation each deems appropriate, promptly enter into discussions concerning the dispute. Neither Party may commence an Action of any matter hereunder (other than injunctive or other equitable relief) until the expiration of thirty days after its notice designating such executive officers.

12.12. Jurisdiction; Venue; Service of Process.

12.12.1 Jurisdiction. Subject to the provisions of Section 10.4.5, each Party, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York state court sitting in New York, New York, United States of America for the purpose of any Action between the Parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence, a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

12.12.2 Venue. Each Party waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

12.12.3 Service of Process. Each Party hereby (a) consents to service of process in any Action between the Parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York Legal Requirements, (b) agrees that service of process made in accordance with clause (a) of this Section 12.12.3 or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.1, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) of this Section 12.12.3 does not constitute good and valid service of process.

12.13. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, AND SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

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IN WITNESS WHEREOF, each of the Parties has caused its duly authorized representative to execute this Agreement as of the Execution Date.

CONATUS PHARMACEUTICALS INC.

By:	/s/ Steven J. Mento
Name: Steven J. Mento
Title: Pres & CEO

PFIZER INC.

By:	/s/ David Reid
Name: David Reid
Title: Assistant Secretary

Signature Page to Stock Purchase Agreement